Exhibit 99.1

Bank of the James Announces Fourth Quarter, Full Year 2016

Financial Results and Declaration of Dividend

Revenue Growth, Record Assets, Deposits, Loans

LYNCHBURG, Va., January 23, 2017 — Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the greater Lynchburg area (Region 2000), and the Charlottesville, Harrisonburg, and Roanoke, Virginia markets, today announced unaudited results for the three months and 12 months ended December 31, 2016.

Net income for the three months ended December 31, 2016 was $293,000 or $0.07 per diluted share compared with $825,000 or $0.22 per diluted share for the three months ended December 31, 2015. Net income for the 12 months ended December 31, 2016 was $3.29 million or $0.75 per diluted share compared with $3.69 million or $1.07 per diluted share for the 12 months ended December 31, 2015.

Diluted earnings per share in both 2016 periods reflected a 19% increase in the number of weighted average shares outstanding compared with 2015 periods, resulting primarily from the issuance of one million new shares of the Company’s common stock on December 3, 2015. The Company’s fourth quarter and full-year 2016 net income reflected the impact of a significantly higher loan loss provision, primarily attributable to one classified commercial loan.

Robert R. Chapman III, President and CEO, stated: “Our financial performance in 2016 reflected accelerating revenue generation from expanded operations, including Company-record annual interest income driven by loan growth and record annual noninterest income led by residential mortgage originations and treasury services. Due to some adverse circumstances surrounding a commercial relationship that has over a decade of successful operations with the Bank and continues to pay as agreed, we provided for a reserve that we believe was appropriate based on the facts that were known. This provision negatively impacted fourth quarter and full-year earnings, but our Company continued its mission of growing shareholder value.”

Highlights

•	Interest income from earning assets increased 5.2% in the fourth quarter and 6.2% in the full year 2016 compared with the same periods, respectively, in 2015.

•	Net interest income before the provision for loan losses increased 7.1% for the three months ended December 31, 2016 and 9.2% for the 12 months ended December 31, 2016 compared with the prior year’s periods.

•	Noninterest income rose 14.4% in 2016 compared to 2015, primarily reflecting continued growth in gains on sale of purchase mortgage originations, service charges and income from treasury management and corporate credit card services, and gains on the sale of investment securities.

•	Total loans, net of the allowance for loan losses, were a Company-record $464.35 million at December 31, 2016, primarily driven by growth in commercial lending.

•	Commercial loans (primarily C&I) increased 15% year-over-year, with a portfolio of $87.86 million at December 31, 2016 compared with $76.26 million at December 31, 2015. Total real estate loans increased 8.6% year-over-year, led primarily by increased commercial real estate lending.

•	Total assets were $574.20 million at December 31, 2016, up 8.9% from a year earlier.

•	Asset quality ratios reflected continuing loan portfolio strength, with a 0.54% ratio of nonperforming loans to total loans, and an 8.4% year-over-year decline in total nonperforming assets to $4.92 million at December 31, 2016 from $5.37 million at December 31, 2015.

•	New full-service office in Charlottesville, Virginia opened in fourth quarter 2016.

•	Total stockholders’ equity was $49.42 million at December 31, 2016, up from $48.20 million at December 31, 2015. Book value per share was $11.29 at December 31, 2016, up from $11.01 at December 31, 2015.

•	Based on the results achieved in the fourth quarter, on January 17, 2017 the Company’s board of directors approved a $0.06 per share dividend payable to shareholders of record on March 10, 2017, to be paid on March 24, 2017.

“Throughout the year, we executed our growth plan, which included building our team of experienced lenders, and expanded the bank’s presence in the Charlottesville, Harrisonburg, Roanoke and Appomattox markets,” Chapman said. “While successfully competing for business, we maintained stable margins and sound asset quality.”

Fourth Quarter 2016 Operational Review

Total interest income was $5.56 million in the fourth quarter 2016, growing 5.2% compared with total interest income of $5.29 million in the fourth quarter 2015. Average rates earned on loans, including fees, was 4.48% in the fourth quarter 2016, compared with 4.52% in the third quarter 2016, 4.50% in the second quarter 2016, and 4.60% in the first quarter 2016. The average rate earned on total earning assets in the fourth quarter 2016 was 4.16%.

Total interest expense was $636,000 in the fourth quarter of 2016, down from $690,000 in the fourth quarter of 2015. Interest expense reduction primarily reflected the elimination of interest paid on capital notes that were retired in January 2016 following the Company’s common equity placement. Year-over-year growth in lower-interest bearing demand deposits and rate reductions in time deposits contributed to an average rate paid on interest bearing accounts of 0.62% in fourth quarter 2016, compared with 1.01% in fourth quarter 2015. The Company’s net interest margin was 3.68% and net interest spread was 3.54% in fourth quarter 2016.

Net interest income was $4.93 million for the three months ended December 31, 2016 compared with $4.60 million for the three months ended December 31, 2015. Net interest income after provision for loan losses was $3.91 million for the three months ended December 31, 2016 compared with $4.60 million for the three months ended December 31, 2015. The Company recorded a loan loss provision of $1.02 million in fourth quarter 2016, which included reserving $915,000 for one commercial lending relationship. Management believes that the circumstances leading to the impairment are unique to the borrower and do not constitute a trend.

This additional provision for loan losses resulted in a decrease in the Company’s earnings of approximately $604,000, or $0.14 per basic and diluted share for the three and 12 months ended December 31, 2016.

Noninterest income from fees, service charges and commissions, including gains from the sale of residential mortgages to the secondary market, and income from the bank’s line of treasury management services for commercial customers, was $1.19 million in the fourth quarter of 2016 compared with $970,000 in the fourth quarter of 2015. Gains on sales of mortgage loans was the most significant driver of noninterest income in fourth quarter 2016.

Noninterest expense for the three months ended December 31, 2016 was $4.70 million compared with $4.45 million for the three months ended December 31, 2015. Higher expenses primarily reflected costs related to the Company’s market expansion, including the hiring of revenue-generating personnel, and investing in technology and security.

Full Year 2016 Operating Results

Net income of $3.29 million for the 12 months ended December 31, 2016 declined 11.0% from net income of $3.69 million for the 12 months ended December 31, 2015, with the decline primarily reflecting the impact of a $1.3 million increase in the Company’s loan loss provision. As discussed above, the increase reflected the $915,000 reserve for the classified commercial loan, and appropriate reserve increases related to loan growth.

Total interest income of $21.57 million in the 12 months of 2016 rose 6.2% compared with $20.30 million in the 12 months of 2015. Interest expense declined 12.9% year-over-year, reflecting diligent interest expense management and the elimination of interest paid on capital notes subsequent to their retirement in January 2016.

Growing interest income and lower interest expense contributed to a 9.2% rise in net interest income to $19.22 million for the year ended December 31, 2016 from $17.61 million for the year ended December 31, 2015. Net interest income after provision for loan losses was $17.61 million for the year ended December 31, 2016, compared with $17.33 million for the year ended December 31, 2015.

The Company’s net interest margin was 3.77% and net interest spread was 3.63% for the 12 months ended December 31, 2016, consistent with the margin and spread a year earlier. Average rates earned on loans, including fees, was 4.51% in the 12 months of 2016 and the average yield on total earning assets was 4.23% compared with 4.62% and 4.35% in the prior year, respectively.

Noninterest income was $4.80 million for the 12 months of 2016, a 14.4% increase from $4.20 million in the 12 months of 2015. Gains on sales of mortgage loans increased 6.8% year-over-year, reflecting the bank’s focus on originating mortgages and successfully placing them in the secondary market. Income from service charges, fees and commissions increased year-over-year, and the bank recorded strong gains on the selective sale of securities.

Noninterest expense for the 12 months ended December 31, 2016 was $17.59 million compared with $16.18 million for the 12 months ended December 31, 2015, primarily reflecting increased employee compensation, an expanded commercial banking team, and additional staff and management in the bank’s served markets. Occupancy costs increased moderately year-over-year, primarily reflecting the addition of the Charlottesville and Appomattox offices. The Company increased marketing expenditures to build brand visibility throughout an expanded geographic market.

Balance Sheet Reflects Loan, Deposit, Asset Growth

Loans held for investment, net of the allowance for loan losses, were $464.35 million at December 31, 2016 compared with $430.45 million at December 31, 2015. Loans held for sale were $3.83 million at December 31, 2016 compared with $1.96 million at December 31, 2015, and up from the third quarter 2016 total of $3.05 million. Quarter-end totals of loans for sale grew significantly throughout 2016, primarily reflecting a healthy mortgage origination business throughout the Company’s markets, with particularly strong contributions in the second half of 2016 from the Harrisonburg market.

Michael A. Syrek, Executive Vice President and Senior Loan Officer, commented: “Our results reflect a strategy implemented several years ago to emphasize commercial lending as the primary driver of retained loan growth.”

He noted that while commercial and industrial loan growth has outpaced all other lending categories, the bank has conservatively grown owner occupied real estate, primarily commercial real estate, growing that portfolio by 11% in 2016 versus 2015, and expanding its non-owner occupied real estate portfolio, which grew 7%. Year-over-year, consumer loans and construction loans declined by approximately 11% and consumer lines of credit increased by 4%.

Total deposits at December 31, 2016 were $523.11 million compared with $467.61 million at December 31, 2015. The Bank continued to attract noninterest bearing deposits, which were $102.65 million at December 31, 2016 from $91.33 million at December 31, 2015. Core deposits (noninterest bearing, NOW, money market and savings deposits) increased to $358.08 million at December 31, 2016 compared with $324.19 million at December 31, 2015.

Total assets were a record $574.20 million at December 31, 2016 compared with $527.14 million at December 31, 2015, primarily reflecting growth in loans, net of allowance for loan losses. Loans held for sale were higher, primarily based on an increase in mortgage origination volume and the timing of sale of the mortgages. In addition, securities held-to-maturity and securities available-for-sale both increased from December 31, 2015.

The Company’s asset quality remained sound, with a 0.54% ratio of nonperforming loans to total loans at December 31, 2016, compared with 0.78% at December 31, 2015. The Company’s allowance for loan losses to total loans was 1.22%, slightly higher than in prior quarters and at year-end 2015. The Company’s allowance for loan losses as a percent of nonperforming loans increased to 224.2% at December 31, 2016 compared with 137.5% at December 31, 2015.

Total nonperforming loans were $2.55 million, down 25.1% from $3.41 million at December 31, 2015. Total nonperforming assets were $4.92 million and other real estate owned was $2.37 million. The bank’s regulatory capital ratios continued to exceed accepted regulatory standards for a well-capitalized institution.

The Company grew measures of shareholder value, including tangible book value per share and total stockholders’ equity. Total stockholders’ equity was $49.42 million at December 31, 2016, compared with $48.20 million at December 31, 2015. Retained earnings rose to $10.16 million at December 31, 2016 compared with $7.92 million at December 31, 2015.

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves Lynchburg, Charlottesville, Harrisonburg, Roanoke, Appomattox and other markets in Virginia. The bank operates 12 full service locations, two limited service branches, two loan production offices, and an investment/insurance services division. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

FINANCIAL STATEMENTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data (unaudited)

Selected Data:

	Three months ending Dec 31, 2016	Three months ending Dec 31, 2015	Change	Year to date Dec 31, 2016	Year to date Dec 31, 2015	Change
Interest income	$5,563	$5,290	5.16%	$21,568	$20,302	6.24%
Interest expense	636	690	-7.83%	2,344	2,691	-12.89%
Net interest income	4,927	4,600	7.11%	19,224	17,611	9.16%
Provision for loan losses	1,017	5	20240.00%	1,612	282	471.63%
Noninterest income	1,190	970	22.68%	4,795	4,193	14.36%
Noninterest expense	4,701	4,446	5.74%	17,594	16,179	8.75%
Income taxes	106	294	-63.95%	1,527	1,651	-7.51%
Net income	293	825	-64.48%	3,286	3,692	-11.00%
Weighted average shares outstanding - basic	4,378,436	3,688,184	18.72%	4,378,436	3,451,409	26.86%
Weighted average shares outstanding - diluted	4,378,460	3,688,184	18.72%	4,378,436	3,451,409	26.86%
Basic net income per share	$0.07	$0.22	$(0.15)	$0.75	$1.07	$(0.32)
Fully diluted net income per share	$0.07	$0.22	$(0.15)	$0.75	$1.07	$(0.32)

Balance Sheet at period end:	Dec 31, 2016	Dec 31, 2015	Change	Dec 31, 2015	Dec 31, 2014	Change
Loans, net	$464,353	$430,445	7.88%	$430,445	$394,573	9.09%
Loans held for sale	3,833	1,964	95.16%	1,964	1,030	90.68%
Total securities	44,075	38,515	14.44%	38,515	26,923	43.06%
Total deposits	523,112	467,610	11.87%	467,610	399,497	17.05%
Stockholders’ equity	49,421	48,196	2.54%	48,196	34,776	38.59%
Total assets	574,195	527,143	8.93%	527,143	460,865	14.38%
Shares outstanding	4,378,436	4,378,436	—	4,378,436	3,371,616	1,006,820
Book value per share	$11.29	$11.01	$0.28	$11.01	$10.31	$0.70

Daily averages:	Three months ending Dec 31, 2016	Three months ending Dec 31, 2015	Change	Year to date Dec 31, 2016	Year to date Dec 31, 2015	Change
Loans, net	$459,528	$428,280	7.30%	$446,281	$412,889	8.09%
Loans held for sale	3,599	2,093	71.95%	3,611	2,220	62.66%
Total securities	44,751	37,666	18.81%	41,083	32,578	26.11%
Total deposits	514,636	470,029	9.49%	492,472	446,194	10.37%
Stockholders’ equity	50,971	40,758	25.06%	49,807	37,746	31.95%
Interest earning assets	531,132	488,924	8.63%	510,275	466,856	9.30%
Interest bearing liabilities	410,065	383,651	6.88%	393,966	372,794	5.68%
Total assets	566,347	521,644	8.57%	543,897	497,027	9.43%

Financial Ratios:	Three months ending Dec 31, 2016	Three months ending Dec 31, 2015	Change	Year to date Dec 31, 2016	Year to date Dec 31, 2015	Change
Return on average assets	0.21%	0.63%	(0.42)	0.60%	0.74%	(0.14)
Return on average equity	2.29%	8.03%	(5.74)	6.60%	9.78%	(3.18)
Net interest margin	3.68%	3.73%	(0.05)	3.77%	3.78%	(0.01)
Efficiency ratio	76.85%	79.82%	(2.97)	73.25%	74.20%	(0.95)
Average equity to average assets	9.00%	7.81%	1.19	9.16%	7.59%	1.56

Allowance for loan losses:	Three months ending Dec 31, 2016	Three months ending Dec 31, 2015	Change	Year to date Dec 31, 2016	Year to date Dec 31, 2015	Change
Beginning balance	$4,953	$4,748	4.32%	$4,683	$4,790	-2.23%
Provision for losses	1,017	5	20240.00%	1,612	282	471.63%
Charge-offs	(267)	(126)	111.90%	(759)	(615)	23.41%
Recoveries	13	56	-76.79%	180	226	-20.35%
Ending balance	5,716	4,683	22.06%	5,716	4,683	22.06%

Nonperforming assets:	Dec 31, 2016	Dec 31, 2015	Change	Dec 31, 2015	Dec 31, 2014	Change
Total nonperforming loans	$2,550	$3,406	-25.13%	$3,406	$3,505	-2.82%
Other real estate owned	2,370	1,965	20.61%	1,965	956	105.54%
Total nonperforming assets	4,920	5,371	-8.40%	5,371	4,461	20.40%
Troubled debt restructurings - (performing portion)	455	646	-29.57%	646	376	71.81%

Asset quality ratios:	Dec 31, 2016	Dec 31, 2015	Change	Dec 31, 2015	Dec 31, 2014	Change
Nonperforming loans to total loans	0.54%	0.78%	(0.24)	0.78%	0.87%	(0.08)
Allowance for loan losses to total loans	1.22%	1.08%	0.14	1.08%	1.20%	(0.12)
Allowance for loan losses to nonperforming loans	224.16%	137.49%	86.66	137.49%	136.66%	0.83

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
	12/31/2016	12/31/2015
Assets
Cash and due from banks	$16,938	$15,952
Federal funds sold	11,745	12,703

Total cash and cash equivalents	28,683	28,655

Securities held-to-maturity (fair value of $3,273 in 2016 and $2,649 in 2015)	3,299	2,519
Securities available-for-sale, at fair value	40,776	35,996
Restricted stock, at cost	1,373	1,313
Loans, net of allowance for loan losses of $5,716 in 2016 and $4,683 in 2015	464,353	430,445
Loans held for sale	3,833	1,964
Premises and equipment, net	10,771	9,751
Software, net	176	256
Interest receivable	1,378	1,248
Cash value - bank owned life insurance	12,673	9,781
Other real estate owned	2,370	1,965
Income taxes receivable	1,214	1,096
Deferred tax asset	2,374	1,399
Other assets	922	755

Total assets	$574,195	$527,143

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing demand	102,654	91,325
NOW, money market and savings	255,429	232,864
Time	165,029	143,421

Total deposits	523,112	467,610
Capital notes	—	10,000
Interest payable	88	61
Other liabilities	1,574	1,276

Total liabilities	$524,774	$478,947

Stockholders’ equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,378,436 as of December 31, 2016 and December 31, 2015	9,370	9,370
Additional paid-in-capital	31,495	31,495
Accumulated other comprehensive loss	(1,600)	(589)
Retained earnings	10,156	7,920

Total stockholders’ equity	$49,421	$48,196

Total liabilities and stockholders’ equity	$574,195	$527,143

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	(unaudited)	(unaudited)	(unaudited)
	2016	2015	2016	2015
Interest Income
Loans	$5,269	$5,023	$20,481	$19,377
Securities
US Government and agency obligations	111	143	479	570
Mortgage backed securities	35	37	201	95
Municipals	77	43	240	150
Dividends	28	27	67	67
Other (Corporates)	22	6	35	11
Interest bearing deposits	3	5	31	14
Federal Funds sold	18	6	34	18

Total interest income	5,563	5,290	21,568	20,302

Interest Expense
Deposits
NOW, money market savings	162	134	590	509
Time Deposits	407	377	1,539	1,442
Federal Funds purchased	—	—	4	2
FHLB borrowings	—	—	—	28
Brokered time deposits	67	29	203	110
Capital notes 6% due 4/1/2017	—	150	8	600

Total interest expense	636	690	2,344	2,691

Net interest income	4,927	4,600	19,224	17,611
Provision for loan losses	1,017	5	1,612	282

Net interest income after provision for loan losses	3,910	4,595	17,612	17,329

Noninterest income
Gains on sale of loans held for sale	668	519	2,433	2,278
Service charges, fees and commissions	337	327	1,444	1,390
Increase in cash value of life insurance	87	65	292	269
Other	50	53	132	207
Gain on sale of available-for-sale securities	48	6	494	49

Total noninterest income	1,190	970	4,795	4,193
Noninterest expenses
Salaries and employee benefits	2,513	2,381	9,230	8,727

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	(unaudited)	(unaudited)	(unaudited)
	2016	2015	2016	2015
Occupancy	342	301	1,312	1,204
Equipment	338	312	1,287	1,275
Supplies	134	115	480	419
Professional, data processing, and other outside expense	672	581	2,731	2,218
Marketing	188	144	686	465
Credit expense	126	71	425	301
Other real estate expenses	11	22	68	122
FDIC insurance expense	88	91	363	331
Other	289	314	1,012	1,003
Writedown on tax credit investment	—	114	—	114

Total noninterest expenses	4,701	4,446	17,594	16,179

Income before income taxes	399	1,119	4,813	5,343
Income tax expense	106	294	1,527	1,651

Net Income	$293	$825	$3,286	$3,692

Weighted average shares outstanding - basic	4,378,436	3,688,184	4,378,436	3,451,409

Weighted average shares outstanding - diluted	4,378,460	3,688,184	4,378,436	3,451,409

Income per common share - basic	$0.07	$0.22	$0.75	$1.07

Income per common share - diluted	$0.07	$0.22	$0.75	$1.07